Exhibit 99.1

DNEG Announces Multiyear Visual Effects Services Agreement with Netflix

LONDON – May 17, 2022 – DNEG, a leading technology-enabled visual effects (VFX) and animation company for the creation of feature film, television, and multiplatform content, announced the signing of a new, multiyear services agreement with Netflix (NASDAQ: NFLX).

The non-exclusive agreement covers the provision of visual effects and virtual production services by DNEG for Netflix series and feature programming. The new agreement extends and expands on a previous agreement that the companies signed in September 2020 and creates a pipeline of Netflix programming work for DNEG through 2025.

The DNEG-Netflix agreement aligns DNEG’s scale and global footprint as one of the world’s largest content services companies with Netflix’s diverse programming slate. As part of the agreement, DNEG will build upon its existing award-winning Netflix work with a significant expansion of its premium VFX work, both domestic and abroad. DNEG’s ReDefine division will also supply VFX services and top-end creative supervision for select Netflix programming.

“Netflix is the leader in the field of streaming content, and DNEG is at the forefront of VFX and virtual production services. This agreement is transformative for DNEG and creates the opportunity for further expansion of our global scale and further investment in DNEG’s industry-leading technology,” said Namit Malhotra, DNEG Chairman and CEO. “The signing of this multiyear agreement reflects the success of our partnership with Netflix to-date and validates DNEG’s strategic direction and worldwide growth initiatives.”

Malhotra continued, “This deal allows us to continue providing Netflix with the very highest levels of quality and service across its programming globally. I am proud of the long relationship DNEG enjoys with Netflix and our work on some of their most popular and critically acclaimed shows. To meet the strong demand for our services and drive even further growth, DNEG is looking to expand our capacity up to 40% by year-end 2022.”

DNEG, which in recent years has won seven Academy Awards® for its visual effects work, including six of the last eight awards, is already working with Netflix on a number of projects in its upcoming slate, including the highly anticipated “Stranger Things” Season 4; Rian Johnson’s Knives Out 2; fantasy action-dramas The School for Good and Evil and Avatar: The Last Airbender; origin story The Witcher: Blood Origin; and upcoming fantasy comedy-adventure Slumberland for director Francis Lawrence. DNEG Animation is providing animation services for the much anticipated animated feature film Nimona, which will be released by Netflix in 2023.

DNEG Announces Multiyear Visual Effects Services Agreement with Netflix – may 17, 2022

DNEG has previously delivered visual effects services for Netflix episodic series including “Locke & Key” Seasons 1 and 2, Shadow & Bone, The Irregulars, Cursed, “Altered Carbon” Seasons 1 and 2, Jupiter’s Legacy, Away, The Letter For The King, “Black Mirror” Seasons 4 and 5, and The Dark Crystal: Age of Resistance, as well as a number of Netflix movies. DNEG won a Visual Effects Society Award for its work on “Altered Carbon” and a BAFTA TV Craft Award for its work on Black Mirror. ReDefine has delivered VFX for Netflix movies such as The White Tiger, Mimi and Sweet Girl, and is currently in production on the upcoming Adam Sandler movie, Hustle.

About DNEG

DNEG (www.dneg.com) is one of the world’s leading visual effects (VFX) and animation companies for the creation of feature film, television, and multiplatform content, employing nearly 7,000 people with worldwide offices and studios across North America (Los Angeles, Montréal, Toronto and Vancouver), Europe (London) and Asia (Bangalore, Chandigarh, Chennai and Mumbai). DNEG is poised to become a publicly traded company through a merger with Sports Ventures Acquisition Corp (Nasdaq: AKIC), a special purpose acquisition company, that is expected to close in the first half of 2022. For more information, please visit https://investors.dneg.com/.

DNEG’s critically acclaimed work has earned the company seven Academy Awards® for Best Visual Effects and numerous BAFTA and Primetime EMMY® Awards for its high-quality VFX work. Current and upcoming DNEG projects on behalf of its Hollywood and global studio and production company partners include “Stranger Things” (season 4) (May 2022), Bullet Train (July 2022), Shazam! Fury of the Gods (December 2022), Borderlands (2022), Knives Out 2 (2022), The Last of Us (2022), The School for Good and Evil (2022), Super/Natural (2022), Aquaman and the Lost Kingdom (March 2023), Haunted Mansion (March 2023), The Flash (June 2023) and Meg 2: The Trench (August 2023).

Additional Information About the Transaction and Where to Find It

This communication may be deemed to be solicitation material with respect to the proposed transaction for Sports Ventures Acquisition Corp. to acquire Prime Focus World NV. In connection with this proposed transaction, Sports Ventures Acquisition Corp. will file relevant materials with the SEC, including a proxy statement on Schedule 14A. This communication does not contain all the information that should be considered concerning the proposed transaction. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed transaction. STOCKHOLDERS OF SPORTS VENTURES ACQUISITION CORP. ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Sports Ventures Acquisition Corp. stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Sports Ventures Acquisition Corp. Such documents are not currently available.

DNEG Announces Multiyear Visual Effects Services Agreement with Netflix – may 17, 2022

Participants in Solicitation

Sports Ventures Acquisition Corp., Prime Focus World NV and their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the holders of Sports Ventures Acquisition Corp. Class A Ordinary shares in respect of the proposed transaction. Information about the directors and executive officers of Sports Ventures Acquisition Corp. and their ownership of Class A Ordinary shares are set forth in its Annual Reports on Form 10-K, which was filed with the SEC on March 30, 2021, and its Reports on Form 8-K, which were filed with the SEC on April 6, 2021 and January 12, 2022, as modified or supplemented by any Form 3 or Form 4 since the date of that filing. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Prime Focus World NV and its directors, executive officers and employees may also be deemed to be participants in the solicitation of proxies from the holders of Sports Ventures Acquisition Corp. Class A Ordinary shares in respect of the proposed transaction. A list of the names of such directors, executive officers and employees and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed transaction when available.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Non-GAAP Measures

This press release includes projections of certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including, but not limited to, adjusted EBITDA and certain other metrics derived therefrom. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, DNEG is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

DNEG Announces Multiyear Visual Effects Services Agreement with Netflix – may 17, 2022

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact contained in this communication including, without limitation, statements regarding Sports Ventures Acquisition Corp.’s or Prime Focus World NV’s financial position, expected operating performance, business strategy and the plans and objectives of management for future operations; anticipated financial impacts of the proposed transaction; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction, are forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of Prime Focus World NV, Sports Ventures Acquisition Corp. and their respective business, operations, financial condition and the industries in which they operate, the risk that the proposed transaction between Prime Focus World NV, and Sports Ventures Acquisition Corp. may not be consummated, and the factors described in the Sports Ventures Acquisition Corp.’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. Prime Focus World NV and Sports Ventures Acquisition Corp. each disclaim any obligation to update any forward-looking statements contained herein.

CONTACTS:

DNEG:

Eric Becker	Tony Bradley
ICR for DNEG	DNEG
(303) 638-3469	+44 207 268 5000
eric.becker@icrinc.com	pr@dneg.com

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